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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Titus Real Estate, Inc., a Nevada corporation (wholly owned subsidiary)
Titus Real Estate, LLC, a California limited liability company (indirect wholly owned subsidiary)
American Residential Funding, Inc., a Nevada corporation (wholly owned subsidiary)
Bravo Real Estate, Inc., a California corporation (wholly owned subsidiary) ExpiDoc.com, Inc., a California corporation (wholly owned subsidiary)
E-Net Mortgage Corporation, a Nevada corporation (wholly owned subsidiary) LoanNet Mortgage, Inc., a Kentucky corporation (majority owned subsidiary)